Exhibit 99.3

11091 Sunset Road, Suite 400
Reston, VA 20190
November 20, 2017 3:00 p.m.

Mr. Simon Lee

Chairman of the Board

STG Group, Inc.

11091 Sunset Road, Suite 400

Reston, VA 20190

Subject: Resignation

Dear Simon,

I hereby tender my resignation, with immediate effect, as a Director from the Board of STG Group, Inc., its subsidiaries and affiliates, and from any committees, offices or other roles held with such entities.

While I had disagreements on the direction proposed for the Company and had advocated for the immediate engagement of an independent financial advisor to the Board to consider strategic alternatives, with the actions taken by the creditors of the Company last week, the Company no longer has the funds with which to even operate. And, as disclosed last week, the Company’s chief executive officer and chief financial officer both resigned. Personnel from our operating companies assigned to support the Board and its actions were also redirected. Access to Company facilities has been prohibited. The ability to continue to engage legal counsel has been compromised. The ability to obtain proper Directors & Officers insurance has been compromised.

Furthermore, as noted, I have believed and advocated for some time there was the need to hire an independent financial advisor to support the Board in its consideration and implementation of strategic alternatives and this, too, is no longer available.

Without funds, officers, and personnel, there is no longer an ability for me to properly carry out the director function.

With regards,

/s/ Ronald R. Spoehel
Ronald R. Spoehel

cc:	Board of Directors, STG Group, Inc.
John Weldin, Corporate Secretary, Weldin Law Offices
Charles Katz, Morrison & Foerster LLP